SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]	Definitive Proxy Statement

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Under Rule 14a-12

KENNAMETAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

KENNAMETAL INC.

Latrobe, Pennsylvania 15650-0231

Notice of Annual Meeting of Shareowners
to be held October 28, 2003

To the Shareowners of Kennametal Inc.:

      The Annual Meeting of Shareowners of Kennametal Inc. will be held at the Quentin C. McKenna Technology Center, located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 28, 2003, at 2:00 p.m. (Eastern Time), to consider and act upon the following matters:

1.	The election of three directors for terms to expire in 2006; and

2.	The ratification of the selection of auditors for the fiscal year ending June 30, 2004.

      Shareowners also will be asked to consider such other business as may properly come before the meeting. The Board of Directors has fixed Tuesday, September 9, 2003, as the record date. Only shareowners of record at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting.

      If you plan to attend the Annual Meeting, please note that each shareowner must present valid picture identification, such as a driver’s license or passport, and shareowners holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of the record date, in order to be admitted to the Annual Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.

      Whether or not you plan to attend the Annual Meeting, please complete, date and sign the enclosed proxy and return it in the enclosed envelope or vote by telephone or via the Internet as instructed on the enclosed form of proxy, to ensure your shares are voted at the Annual Meeting.

By Order of the Board of Directors

David W. Greenfield
Secretary

September 22, 2003

Proxy Statement for Annual Meeting of Shareowners

October 28, 2003

      This Proxy Statement is being furnished to the shareowners of Kennametal Inc. (the “Corporation”) in connection with the solicitation by the Board of Directors of the Corporation of proxies to be voted at the Annual Meeting of Shareowners, which is scheduled to be held October 28, 2003. Only holders of record of capital stock, par value $1.25 per share, of the Corporation (“Capital Stock”) at the close of business on September 9, 2003, will be entitled to notice of and to vote at the meeting and at any adjournment thereof. On that date, there were 35,926,816 shares of Capital Stock outstanding and entitled to one vote per share.

      Shareowners of record may vote: (a) by telephone; (b) via the Internet; or (c) by completing, signing, dating and returning the enclosed proxy form in the envelope provided. Specific instructions for telephone and Internet voting are included on the enclosed form of proxy. If a shareowner votes by telephone or via the Internet, it is not necessary to return a proxy card. If a shareowner properly gives a proxy (including a written proxy or a proxy via telephone or the Internet), the shareowner’s shares will be voted as the shareowner specifies in the proxy. A shareowner may revoke a proxy prior to its exercise by delivering a written notice of revocation to the Secretary of the Corporation, by giving a valid, later dated proxy or by attending the meeting and voting in person.

      The shares represented by all properly executed proxies received by the Secretary in the accompanying form of proxy prior to the meeting and not so revoked will be voted. Where a choice is specified on the form of proxy, the shares will be voted in accordance with the choice made therein. If no such choice is made, the shares will be voted in accordance with the recommendation of the Board of Directors. The form of proxy also confers discretionary authority on the named proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting of Shareowners. Under Pennsylvania law and the Corporation’s Articles of Incorporation and By-Laws, abstentions and broker non-votes will have no effect on matters to be voted on at the Annual Meeting since directors are to be elected by plurality vote and the selection of auditors is to be ratified by the affirmative vote of at least a majority of the votes cast by shareowners present, in person or by proxy, at the meeting. A majority of the named proxies who shall be present and shall act at the meeting (or, if only one shall be present and act, then that one) may exercise all powers granted to them by the proxies solicited hereunder. The address of the principal executive offices of the Corporation is 1600 Technology Way, Latrobe, Pennsylvania 15650-0231. This Proxy Statement was first mailed to shareowners on or about September 22, 2003.

ELECTION OF DIRECTORS

      Three directors are to be elected to hold office as Directors of the Second Class for terms of three years and until their successors are elected and qualified.

      The owners of Capital Stock have cumulative voting rights in the election of directors. In voting for directors, a shareowner has the right to multiply the total number of shares which the shareowner is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. Proxies who vote at the meeting on behalf of a shareowner will have the discretion to and may exercise such cumulative voting rights. The three individuals who receive the largest number of votes cast will be elected as Directors of the Second Class.

      The persons named in the enclosed form of proxy were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the meeting for the election of the following nominees named to serve as directors. The nominees for election for terms of three years in the Second Class of Directors are: Ronald M. DeFeo, William R. Newlin, and Lawrence W. Stranghoener, each of whom has served as a director since 2001,

1982 and 2003, respectively. The Board of Directors unanimously recommends a vote FOR the election of each of these nominees.

      If at the time of the meeting any of the foregoing nominees is not available to serve as a director, an event which the Corporation has no reason to anticipate, the Corporation has been informed that the persons named in the enclosed form of proxy intend to vote the shares represented by them at the meeting for such other person or persons, if any, as may be nominated by the Board of Directors.

      The following table provides certain information concerning each nominee for election as a director and each director whose term of office will continue after the meeting.

Name, Age and Year	Principal Occupation and Directorships of
First Elected (1)	Other Publicly Traded Corporations (2)

Nominees for Directors of the Second Class Whose Terms Expire in 2006
Ronald M. DeFeo Age: 51 Director since 2001	Chairman of the Board of Terex Corporation (a global manufacturer of equipment for the construction and mining industries) since May 1998; Chief Executive Officer of Terex since 1995 and President and Chief Operating Officer since 1993. Director of United Rentals Inc.

William R. Newlin (3) Age: 62 Director since 1982	Lead Director of the Board of Directors of the Corporation since July 1, 2002. Chairman and Chief Executive Officer of Buchanan Ingersoll Professional Corporation (attorneys at law) since 1980. Managing General Partner of CEO Venture Funds (private venture capital funds). Director of ArvinMeritor, Inc., Black Box Corporation, Parker/ Hunter Incorporated and the Pittsburgh Technology Council.

Lawrence W. Stranghoener Age: 49 Director since 2003	Executive Vice President and Chief Financial Officer of Thrivent Financial for Lutherans (a financial services company) and its predecessor organization since 2001. From 2000 to 2001, served as Executive Vice President and Chief Financial Officer of Techies.com (an internet-based professional services company). From 1997 to 2000, served as Vice President and Chief Financial Officer of Honeywell Incorporated (provider of control technologies). Director of AAL Mutual Funds and Variable Products Funds.
Directors of the Third Class Whose Terms Expire in 2004
A. Peter Held Age: 59 Director since 1995	President of Cooper Tools, a division of Cooper Industries, Inc. (a manufacturer and marketer of industrial power tools and systems and services).

Aloysius T. McLaughlin, Jr. Age: 68 Director since 1986	Retired, having served as Vice Chairman of Dick Corporation (a general contractor) from 1993 to 1995 and as its President and Chief Operating Officer from 1985 until 1993.

Larry D. Yost Age: 65 Director since 1987	Chairman and Chief Executive Officer of ArvinMeritor, Inc. (a provider of components for vehicles), having previously served as Chairman and Chief Executive Officer of Meritor Automotive Inc. from May 1997 to July 2000. Director of UNOVA, Inc.
Directors of the First Class Whose Terms Expire in 2005
Peter B. Bartlett (4) Age: 69 Director since 1975	General Partner of Brown Brothers Harriman & Co. (a private bank). Former director of Erie Indemnity Company, Erie Life Insurance Company and Erie Insurance Company.

Name, Age and Year	Principal Occupation and Directorships of
First Elected (1)	Other Publicly Traded Corporations (2)

Kathleen J. Hempel Age: 52 Director since 2000	From 1992 to 1997, served as Vice Chairman and Chief Financial Officer of Fort Howard Corporation (manufacturer, converter and marketer of sanitary tissue products), having previously served as Senior Executive Vice President and Vice President of Human Resources. Director of Oshkosh Truck Corporation, A.O. Smith Corporation, Whirlpool Corporation and Actuant Corporation.

Markos I. Tambakeras Age: 52 Director since 1999	Chairman of the Board of Directors of the Corporation since July 1, 2002 and President and Chief Executive Officer since July 1, 1999. From 1997 to June 1999, served as President, Industrial Controls Business of Honeywell Incorporated (provider of control technologies). Director of ITT Industries, Inc.

(1)	Each current director has served continuously since such director was first elected.

(2)	Unless otherwise shown in the table, each person named has served in such person’s principal occupation during the past five years.

(3)	The Corporation engaged Buchanan Ingersoll Professional Corporation, the law firm of which William R. Newlin is Chairman and Chief Executive Officer, to perform services for the Corporation during fiscal 2002 and fiscal 2003.

(4)	The Corporation engaged Brown Brothers Harriman & Co., the banking firm of which Peter B. Bartlett is a General Partner, to perform services for the Corporation during fiscal 2002 and fiscal 2003.

ETHICS AND CORPORATE GOVERNANCE

Code of Business Ethics and Conduct

      On April 29, 2003, the Corporation’s Board of Directors approved and adopted a revised version of the Corporation’s Code of Business Ethics and Conduct. All directors, officers and employees of the Corporation, including, but not limited to, its Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer (the “Officers”), must strictly adhere to the Corporation’s Code of Business Ethics and Conduct.

      The Code of Business Ethics and Conduct is designed to proactively promote ethical behavior, to protect the valued reputation of the Corporation and its directors, officers and employees, to assist all employees to act as good corporate citizens around the world and to continue to demonstrate that the Corporation, and the individuals which it employs, can be successful, while maintaining the values which have served the Corporation well over the years. Personal consequences for violations of the Code are serious and can include termination and/or legal action.

      Directors, officers and employees having knowledge of any activity that is or may be a violation of the Code of Business Ethics and Conduct are required to report such activity promptly to the Vice President, Secretary and General Counsel or call the Corporation’s toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day.

      The full text of the Code of Business Ethics and Conduct is posted on the Corporation’s website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “About Kennametal” and “Investors” tabs. The Corporation intends to disclose all future amendments to the Code that relate to the Officers, and waivers of the Code that relate to directors and executive officers, including the Officers, on its website on the same “Corporate Governance” page.

Corporate Governance Guidelines

      On April 29, 2003, the Corporation’s Board of Directors approved and adopted a revised version of the Kennametal Inc. Corporate Governance Guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of the Corporation. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to achieving strategic objectives of the Corporation, while enhancing shareowner value over the long term.

      Highlights of the current Corporate Governance Guidelines are set forth below:

Selection of New Director Candidates

•	Board nominees are selected and recommended by the Nominating/ Corporate Governance Committee and approved by the full Board. Any director candidates nominated by the shareowners will be considered by the Nominating/ Corporate Governance Committee for recommendation in accordance with the Corporation’s By-Laws. For further information on shareowner nominating procedures, please refer to “Shareowner Proposals and Nominating Procedures” under the “Other Matters” section of this Proxy Statement.

Board Membership Criteria

•	Directors are selected on the basis of, among other things, independence, integrity, diversity, experience, sound judgment in areas relevant to the Corporation’s businesses, and willingness to commit sufficient time to the Board.

Board Composition and Independence

•	A majority of Board members must qualify as independent directors under the applicable listing standards of the New York Stock Exchange (“NYSE”) and the requirements of any other applicable regulatory authority.

•	Only those directors who the Board affirmatively determines have no material relationship with the Corporation either directly or indirectly will be considered independent directors. The Board’s determination is based on the standards for independence set forth in the Corporate Governance Guidelines and subject to any additional qualifications under the listing standards of the NYSE or the rules of any other applicable regulatory authority.

•	The Board affirmatively determined that 8 out of 10 of the current directors are independent.

Outside Board Membership

•	Management directors must seek and obtain the approval of the Board before accepting outside board memberships.

Retirement Age

•	No director may be nominated for re-election or re-appointment to the Board if he or she would be age seventy (70) or older at the time of election or appointment.

Conflicts of Interest

•	Directors must avoid any action, position or interest that conflicts with an interest of the Corporation, or gives the appearance of conflict. The Corporation annually solicits information from directors in order to monitor potential conflicts of interest.

Directors Orientation and Continuing Education

•	Each new director must participate in the Corporation’s orientation program, which should be conducted within two (2) months of the meeting at which the new director is elected.

•	Directors are encouraged to participate in continuing education programs.

Board Compensation

•	In accordance with the Corporation’s Director and Officer Stock Ownership Guidelines, a meaningful portion of director compensation is required to be in Capital Stock or deferred stock credits of the Corporation to further the direct correlation of directors’ and shareowners’ economic interests.

•	Directors on the Audit Committee do not receive any compensation from the Corporation other than director fees (including fees paid for service on Board committees).

•	Directors who are employees do not receive additional compensation for their services as directors.

Lead Director

•	The Board believes that when the offices of Chairman and Chief Executive Officer are combined, it would be desirable to designate a Lead Director who provides, in conjunction with the Chairman and Chief Executive Officer, leadership and guidance to the Board.

•	The Board has designated William R. Newlin as the Lead Director.

•	The Lead Director presides over the executive sessions of non-management directors and acts as the liaison between the non-management directors and the Chief Executive Officer as to matters emanating from these executive sessions.

Selection of Agenda Items for Board Meetings

•	Agendas for Board and committee meetings are established in consultation with Board members and management. Board members are also encouraged to raise, at any Board meeting, subjects that are not on the agenda for that meeting.

Distribution of Board Materials

•	A preliminary agenda and presentation materials are distributed to Board and committee members in advance of each meeting, to the extent practicable.

Executive Sessions of the Board

•	Non-management directors meet privately in regularly scheduled executive sessions without the presence of any management. The Lead Director presides over these executive sessions.

•	Any interested parties desiring to communicate with the Lead Director or non-management directors as a group regarding the Corporation may send correspondence in care of the Corporation’s Corporate Secretary, or contact the toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day.

Board Access to Management and Independent Advisors

•	Board members have complete access to management and the Corporation’s outside advisors.

•	The Board is authorized to retain, as it deems necessary and appropriate, independent advisors of its choice with respect to any issue relating to its activities.

Assessing the Performance of the Board

•	The Board’s performance is assessed annually to determine whether the Board and its committees are functioning effectively. The Nominating/ Corporate Governance committee oversees this assessment.

Board Committees

•	The Board has the following standing committees: Audit, Compensation, Executive and Nominating/ Corporate Governance.

•	Only independent directors serve on the Audit, Compensation and Nominating/ Corporate Governance Committees. Directors serving on the Audit Committee must also meet the additional independence qualifications, as and when required, under the Securities Exchange Act, the listing standards of the NYSE and the rules and regulations of any other applicable regulatory authority.

•	Each Board committee has a written charter which details its duties and responsibilities and is posted on the Corporation’s website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “About Kennametal” and “Investors” tabs.

•	Each committee is led by a Chair, who is appointed by the Board, annually, based upon the recommendation of the Nominating/ Corporate Governance Committee.

•	Minutes of each committee meeting are provided to each Board member to assure that the Board remains fully apprised of topics discussed and actions taken. The Chair of each committee also regularly reports at Board meetings on committee matters.

Formal Evaluation of the Chief Executive Officer

•	The Compensation Committee, in consultation with the Lead Director and the rest of the non-management directors, annually evaluates the overall performance of the Chief Executive Officer.

•	The evaluation is based on objective criteria, including performance of the business, accomplishment of long-term strategic objectives and development of management.

Succession Planning

•	The Chief Executive Officer delivers, annually, a report on succession planning to the Board which includes an assessment of senior officers and their potential to succeed the Chief Executive Officer and other senior management positions.

Review of the Guidelines and Code of Business Ethics and Conduct

•	The Nominating/ Corporate Governance Committee annually reviews the Corporate Governance Guidelines and the Code of Business Ethics and Conduct, and recommends any changes to the Board.

Availability on website

•	The full text of each of the Corporate Governance Guidelines, committee charters and the Code of Business Ethics and Conduct is, and all future changes thereto will be, posted on the Corporation’s website at www.kennametal.com on the “Corporate Governance” page, which is accessible under the “About Kennametal” and “Investors” tabs.

BOARD OF DIRECTORS AND BOARD COMMITTEES

Meeting Information

      The Corporation’s Board of Directors held five meetings during the fiscal year ended June 30, 2003. The committees of the Board of Directors include an Executive Committee, an Audit Committee, a Compensation Committee (previously named the Committee on Organization and Compensation) and a Nominating/ Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and any committee of which such director is a member.

      The table below provides membership and meeting information for each of the Board committees for fiscal year 2003.

Nominating/
Corporate
Name	Audit		Compensation		Executive		Governance†

Richard C. Alberding***			X	*	X
Peter B. Bartlett****	X				X		X
Ronald M. DeFeo*****	X		X
A. Peter Held	X		X
Kathleen J. Hempel	X	*					X
Aloysius T. McLaughlin, Jr.	X		X
William R. Newlin**					X	*
Lawrence W. Stranghoener*****	X						X
Markos I. Tambakeras					X
Larry D. Yost					X		X *
No. of Meetings fiscal year 2003	10		6		5		0

*	Chair

**	Lead Director

***	Mr. Alberding, a Director since 1982 whose term expires at the Annual Meeting, will not be standing for re-election.

****	Mr. Bartlett served on the Audit Committee until April 29, 2003.

*****	Messrs. DeFeo and Stranghoener joined the Audit Committee on April 29, 2003.

†	The functions of this committee were previously performed by the Executive Committee prior to April 29, 2003.

Duties and Responsibilities

      Executive Committee: The Executive Committee’s duties and responsibilities include: acting on behalf of the Board when it is impractical for the entire Board to do so; reviewing and making recommendations to the Board on the Corporation’s overall business and risk management strategies; preparing a short term succession plan; and receiving reports regarding the strategic direction of environmental, health, safety and technology practices and risk management programs.

      Audit Committee: The duties and responsibilities of the Audit Committee are described generally under “Report of the Audit Committee of the Board of Directors” appearing elsewhere in this Proxy Statement.

      Compensation Committee: The Compensation Committee’s duties and responsibilities include: recommending an overall compensation policy for the Corporation to the Board; discharging the Board’s responsibilities relating to compensation of the Corporation’s officers and directors; advising the Board regarding management succession; and the administration of the Corporation’s stock plans and deferred compensation plans. For further information, see “Report of the Compensation Committee of the Board of Directors” appearing elsewhere in this Proxy Statement.

      Nominating/ Corporate Governance Committee: The Board of Directors established the Nominating/ Corporate Governance Committee in April 2003 and the committee held its first meeting in July 2003. The committee’s duties and responsibilities include: ensuring that the Board is properly constituted to meet its fiduciary responsibilities; identifying and recommending qualified candidates for membership to the Board; and recommending Board directors for Board committee membership. The committee also takes a leadership role in shaping the Corporation’s corporate governance.

Board of Directors Compensation and Benefits

      Directors who are not employees of the Corporation each receive compensation from the Corporation for services as a director at an annual rate of $30,000 plus $10,000 in restricted stock or deferred stock credits plus an option for 4,500 shares. Directors are also eligible to participate in the Corporation’s stock option plans. Newly elected directors receive stock options for 9,000 shares, with annual grants thereafter of 4,500 shares. The exercise price for each award is the mean between the highest and lowest sales price of the Corporation’s Capital Stock on the NYSE on the last trading day prior to the date of the grant. During fiscal 2003, each of the non-employee members of the Board of Directors were awarded stock options for 7,500 shares, representing the annual grant of stock options for 4,500 shares plus stock options for 3,000 shares in lieu of shares of restricted stock which were not awarded during fiscal 2002. The Lead Director receives total annual compensation of $60,400 plus $10,000 in restricted stock or deferred stock credits plus an option for 4,500 shares. William R. Newlin served as the Lead Director during fiscal 2003. Non-employee members of the Executive Committee, Audit Committee, Nominating/ Corporate Governance Committee and Compensation Committee each receive additional annual compensation of $6,600, and the chair of each of the Audit Committee, Nominating/ Corporate Governance Committee and Compensation Committee receives an additional $11,000 per year. Directors who are employees of the Corporation do not receive any compensation for services as a director or as a member of any committee of the Board of Directors. Directors fees are paid quarterly.

      Under the Corporation’s Deferred Fee Plan for Outside Directors (the “Deferred Fee Plan”), directors are permitted annually to request that the payment of any compensation that may be payable to them for services as a director or committee member be deferred for payment, with interest, at a later time. The deferred payments would be actually funded by a transfer of cash into a deferred compensation trust (a so-called “Rabbi Trust”), administered by an independent trustee, upon the occurrence of a threatened or actual change in control of the Corporation (as defined in the deferred compensation trust agreement). Under the Corporation’s Directors Stock Incentive Plan, any non-employee director may elect to receive shares of the Corporation’s Capital Stock in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Deferred Fee Plan. In addition, any non-employee director may elect to receive stock credits, representing shares of the Corporation’s Capital Stock, with respect to all or a portion of any consideration deferred pursuant to the Deferred Fee Plan. Non-employee directors also receive $50,000 of life insurance coverage, which is paid for by the Corporation. As part of the Corporation’s support for charities, non-employee directors are eligible to participate in the Corporation’s Matching Gifts Program in which The Kennametal Foundation will match gifts on a dollar-for-dollar basis to qualified institutions up to $5,000 per year.

OWNERSHIP OF CAPITAL STOCK BY

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

      The following table sets forth the beneficial ownership of the Corporation’s Capital Stock as of June 30, 2003, except as noted, by each director, each nominee for director, each Named Executive Officer (as hereinafter defined) and all directors and executive officers as a group.

	Amount of		Total Beneficial
	Beneficial		Ownership and
Name of Beneficial Owner	Ownership (1)(2)	Stock Credits (3)	Stock Credits

Richard C. Alberding	24,431 (4)	—	24,431
Peter B. Bartlett	22,897	22,838	45,735
Ronald M. DeFeo	5,547	1,483	7,030
A. Peter Held	22,367	3,133	25,500
Kathleen J. Hempel	10,097	—	10,097
Aloysius T. McLaughlin, Jr.	43,969	8,904	52,873
William R. Newlin	171,018 (5)	40,451	211,469
Lawrence W. Stranghoener	500	486	986
Larry D. Yost	22,097	9,101	31,198
Markos I. Tambakeras	590,010	—	590,010
Stanley B. Duzy, Jr.	67,558	8,413	75,971
F. Nicholas Grasberger, III	104,976	10,398	115,374
H. Patrick Mahanes Jr.	261,132	20,028	281,160
Michael P. Wessner	44,132	—	44,132
Directors and Executive Officers as a Group (23 persons)	1,887,074	161,269	2,048,343

(1)	No individual beneficially owns in excess of one percent of the total shares outstanding other than Mr. Tambakeras, who beneficially owns 1.7%. Directors and executive officers as a group beneficially own 5.3% of the total shares outstanding. Unless otherwise noted, the shares shown are subject to the sole voting and investment power of the person named.

(2)	The figures shown include 301,668; 43,334; 61,668; 223,400; 35,001 and 1,270,212 shares over which Messrs. Tambakeras, Duzy, Grasberger, Mahanes and Wessner and all directors and executive officers as a group, respectively, have the right to acquire as of June 30, 2003 or the right to acquire within 60 days thereafter pursuant to the Corporation’s stock option plans. The figures shown also include 188,500; 12,500; 35,000; 8,500 and 8,500 shares over which Messrs. Tambakeras, Duzy, Grasberger, Mahanes and Wessner, respectively, have sole voting power but no investment power. The figures shown also include 22,000; 22,000; 5,500; 21,000; 22,000; 142,000; 22,000; and 8,500 shares over which Messrs. Alberding, Bartlett, DeFeo, Held, McLaughlin, Newlin and Yost and Ms. Hempel, respectively, have the right to acquire as of June 30, 2003 or the right to acquire within 60 days thereafter pursuant to the Corporation’s stock option plans. The figures shown also include 97; 97; 47; 97; 97; 3,444; 97 and 97 shares over which Messrs. Alberding, Bartlett, DeFeo, Held, McLaughlin, Newlin and Yost and Ms. Hempel, respectively, have sole voting but no investment power.

(3)	These amounts represent shares of Capital Stock to which such individuals are entitled pursuant to their election to defer fees or bonuses as stock credits under the Directors Stock Incentive Plan or the Corporation’s Performance Bonus Stock Plan. In the case of Mr. Grasberger, it also includes 5,000 stock credits, which will be issued in shares in August 2005, and associated dividend stock credits.

(4)	The figure shown includes 2,046 shares owned jointly by Mr. Alberding and his wife.

(5)	The figure shown includes 5,225 shares owned solely by Mr. Newlin; 11,411 shares owned by Mr. Newlin’s Self-Directed Retirement Account; 1,346 shares owned jointly by Mr. Newlin and his wife and 11,036 shares owned by Mr. Newlin’s wife.

COMPENSATION OF EXECUTIVE OFFICERS

      The following table sets forth the compensation paid by the Corporation during its last three fiscal years to its Chief Executive Officer and to each of the other four most highly compensated executive officers during the fiscal year ended June 30, 2003 (the “Named Executive Officers”).

Summary Compensation Table

				Long-Term Compensation
				Awards

						Securities
		Annual Compensation		Restricted		Underlying	All Other
				Stock		Options	Compensation
Name and Principal Position	Fiscal Year	Salary($)(1)	Bonus($)(2)	Awards($)(3)		(#)(4)	($)(5)(6)

Markos I. Tambakeras,	2003	634,500	167,700	—		—	45,564
Chairman, President, and	2002	631,632	300,000	6,575,550	(7)	135,000 (7)	28,218
Chief Executive Officer (7)	2001	625,008	385,033	330,328	(8)	50,000	8,451
Stanley B. Duzy, Jr.,	2003	270,004	40,000	169,775	(9)	25,000	22,304
Vice President and Chief	2002	234,321	62,500	134,523	(10)	15,000	21,714
Administrative Officer	2001	279,754	81,250	97,875	(8)	15,000	34,903	(11)
F. Nicholas Grasberger, III,	2003	296,884	50,000	894,150	(9)	25,000	21,654
Vice President and	2002	275,780	100,000	192,175	(10)	20,000	16,678
Chief Financial Officer	2001	237,229	112,500	372,656	(8)	40,000	6,300
H. Patrick Mahanes, Jr.,	2003	366,524	—	—		—	30,416
Executive Vice President	2002	352,283	42,000	134,523	(10)	15,000	14,158
	2001	374,004	109,060	122,344	(8)	15,000	20,124
Michael P. Wessner	2003	294,000	10,560	—		25,000	23,797
President, J & L Industrial	2002	282,231	9,240	134,523	(10)	15,000	14,795
Supply	2001	144,318	70,000	146,406	(8)	25,000	36,306	(12)

(1)	For fiscal year 2003, reflects salary reductions implemented (i) for Mr. Tambakeras, during the period commencing November 1, 2001 and ending June 30, 2003 and (ii) for the other Named Executive Officers, during the period commencing November 1, 2001 and ending October 31, 2002. For fiscal year 2002, reflects delayed salary increases pursuant to a cost containment program, and a week off without pay taken in December 2001.

(2)	Includes, for Messrs. Tambakeras, Grasberger and Duzy, bonuses paid partially or entirely in shares of Capital Stock or in stock credits as elected by the individual under the Corporation’s Performance Bonus Stock Plan. Under the plan, an executive may elect to receive stock or stock credits in lieu of a cash bonus. Pursuant to the plan, any portion of a bonus paid in shares of Capital Stock or in stock credits is increased by 25% of that value.

(3)	This column shows the market value of restricted stock awards on the grant date. The aggregate holdings and market value of restricted stock held on June 30, 2003 by the individuals listed in this table are: Mr. Tambakeras, 160,166 shares, $5,420,017; Mr. Duzy, 12,500 shares, $423,000; Mr. Grasberger, 35,000 shares, $1,184,400; Mr. Mahanes, 8,500 shares, $287,640 and Mr. Wessner, 8,500 shares, $287,640. Dividends are paid on shares subject to these awards.

(4)	Represents options to purchase shares of the Corporation’s Capital Stock.

(5)	This figure includes imputed income based upon: (i) premiums paid by the Corporation to secure and maintain for certain officers, including all executive officers of the Corporation who elect to participate, a $500,000 term life insurance policy on the life of such officer until he reaches age 65; and (ii) fees paid by the Corporation to provide financial planning services and executive physicals. This figure also includes a gross-up for tax liability incurred by executive officers in connection with such premiums and fees and, for Mr. Mahanes, a gross-up for FICA Medicare tax liability resulting from the annual incremental vesting of his Supplemental Executive Retirement Plan benefits.

(6)	This figure includes amounts contributed by the Corporation under its Thrift Plan. Eligible employees may elect to contribute 2% to 12% of their monthly compensation (salary and, if applicable, bonus) to this plan. The Corporation contributes shares of Capital Stock to each participant’s account in an amount equal to one-half of that portion of the employee’s contribution that does not exceed 6% of the employee’s compensation. From January 1, 2002 to December 31, 2002, the Corporation suspended temporarily its matching contributions to the plan. Contributed sums are invested in the plan’s investment funds (including the Corporation’s Capital Stock), in proportions as directed by the employee, and can be withdrawn by the employee only upon the occurrence of certain events. Certain terms of the plan are designed to make available to participants the provisions of section 401(k) of the Internal Revenue Code, as amended (the “Code”), which permit elective employee contributions on a pre-tax basis.

(7)	Mr. Tambakeras became Chairman of the Board of Directors on July 1, 2002 and President and Chief Executive Officer on July 1, 1999. In connection with his employment agreement effective July 1, 2002, Mr. Tambakeras was granted the following awards: (i) an option to purchase 70,000 shares at $36.15 per share which vests over three (3) years; (ii) a restricted stock grant covering 50,000 shares of Capital Stock vesting on the earlier of (A) July 1, 2008 or (B) the date on which the closing market price of the Capital Stock of the Corporation equals or exceeds $80.00 per share for ten (10) consecutive trading days prior to July 1, 2008; (iii) a restricted stock grant covering 33,334 shares of Capital Stock that vested on July 1, 2003; (iv) a restricted stock grant covering 33,333 shares of Capital Stock vesting on July 1, 2004; and (v) a restricted stock grant covering 33,333 shares of Capital Stock vesting on July 1, 2005. This figure also includes a restricted stock award of 30,000 shares granted July 31, 2001, 15,000 of which vest in three (3) equal installments commencing with July 31, 2002 and 15,000 of which vest six (6) years from date of grant, but vesting may be accelerated over three (3) years if certain corporate performance goals are met. Dividends are paid on shares subject to these awards.

(8)	Represents restricted stock awards granted: (i) on July 21, 2000 as follows: Mr. Tambakeras, 13,500 shares; Mr. Duzy, 4,000 shares; and Mr. Mahanes, 5,000 shares; and (ii) on January 8, 2001 to Mr. Wessner in the amount of 5,000 shares. Each of the awards vest six (6) years from the grant date, but vesting may be accelerated over three (3) years if certain corporate performance goals are met. Also represents, for Mr. Grasberger, a restricted stock award for 10,000 shares which vested in three (3) equal installments over twenty-four (24) months and a restricted stock award for 5,000 shares which vests over five (5) years, each granted on August 28, 2000, his initial date of employment. Dividends are paid on shares subject to these awards.

(9)	Represents restricted stock awards granted July 23, 2002 to Mr. Grasberger as follows: 5,000, 5,000, 10,000 and 10,000 shares which vest one (1) year, two (2) years, three (3) years and five (5) years after the grant date, respectively. Dividends are paid on shares subject to these awards. Also represents a restricted stock award of 5,000 shares granted January 1, 2003 to Mr. Duzy which vests in three (3) equal annual installments commencing with January 1, 2004.

(10)	Represents restricted stock awards granted July 31, 2001 as follows: Mr. Duzy, 3,500 shares; Mr. Grasberger, 5,000 shares; Mr. Mahanes, 3,500 shares and Mr. Wessner, 3,500 shares. The awards vest six (6) years from the grant date, but vesting may be accelerated over three (3) years if certain corporate performance goals are met.

(11)	This figure includes a moving allowance of $12,386, which amount includes a gross-up for tax liability incurred by Mr. Duzy.

(12)	This figure includes a moving allowance of $33,494, which amount includes a gross-up for tax liability incurred by Mr. Wessner.

Employment Agreements and Termination of Employment and Change-in-Control Arrangements

      The Corporation has agreements with Messrs. Duzy, Grasberger and Wessner, and all other executive officers, whereby, subject to review by the Board of Directors and a provision for termination without cause by either party upon written notice, each will be employed by the Corporation. The agreements generally provide that the officers will devote their entire time and attention to the business of the Corporation, will refrain during employment and for three years thereafter from competing with the Corporation (unless employment is terminated by the Corporation without cause or following a change-in-control) and will not disclose confidential or trade secret information belonging to the Corporation. These agreements also require the officers to assign to the Corporation all inventions conceived or made during their employment by the Corporation. The agreements provide for severance payments upon termination of employment occurring either before or after a change-in-control of the Corporation.

      In the event of termination of his employment by the Corporation prior to a change-in-control, each officer would receive, as severance pay, an amount equal to three months’ base salary at the time of such termination unless otherwise mutually agreed. In the event of termination by the officer prior to a change-in-control, or without good reason following a change-in-control, no severance payments will be made. In general, in the event of termination of employment after a change-in-control by the officer for good reason or by the employer other than for cause or disability, each officer would receive as severance pay 2.8 times the sum of (i) his respective annual base salary at the date of termination or, at the officer’s election, his salary as of the beginning of the month preceding the month in which the change-in-control occurs, and (ii) the average of any bonuses which he was entitled to or paid during the three most recent fiscal years ending prior to the date of termination or, at the officer’s election, the average of any bonuses which the officer was entitled to or paid for the three fiscal years preceding the fiscal year in which the change-in-control occurred. In addition, for a three-year period the officer would receive the same medical and group insurance benefits that he received at the date of termination. The officer would also receive three years of additional credit for purposes of computing benefits under the Corporation’s supplemental retirement plan.

      The Corporation has an agreement with Markos I. Tambakeras dated as of May 1, 2002, effective July 1, 2002, pursuant to which Mr. Tambakeras serves as Chairman, President and Chief Executive Officer of the Corporation. Pursuant to the agreement, Mr. Tambakeras is entitled to a minimum annual base salary of $780,000 (which, at Mr. Tambakeras’s request, was temporarily reduced to $634,500 through June 30, 2003) and is eligible to receive future bonuses targeted at one hundred percent of his annual base salary under the Corporation’s bonus plan for executive officers, the actual amount to be based on the performance of the Corporation and Mr. Tambakeras. The agreement is for a three-year term and will be automatically renewed each year for an additional year subject to twelve months’ notice by either party. Pursuant to the agreement, Mr. Tambakeras received the awards described in footnote 7 of the Summary Compensation Table.

      The agreement with Mr. Tambakeras provides that if, during the term of the agreement and prior to a change-in-control, Mr. Tambakeras is terminated other than for cause, death or disability, or if he terminates the agreement due to the Corporation’s breach, he will be entitled to (A) 12 month’s notice or payment of his current annual base salary and most recent cash bonus; plus (B) a lump sum payment equal to two times his current annual base salary plus the average of his two most recent cash bonuses. In addition, his options and restricted stock awards would vest.

      In the event Mr. Tambakeras’ employment is terminated by Mr. Tambakeras without good reason following a change-in-control or prior to a change-in-control other than for the Corporation’s breach, Mr. Tambakeras will not be entitled to receive any severance pay other than the amounts, if any, due him at the date of termination but will be entitled to receive pension benefits.

      In the event that, at or after a change-in-control and prior to the third anniversary of the date of the change-in-control, Mr. Tambakeras’ employment is terminated by him during the term for good reason, the

Corporation’s breach, or by the Corporation other than for cause, death or disability, or if Mr. Tambakeras terminates his employment during the thirty (30) day period commencing twelve (12) months after the change-in-control, then Mr. Tambakeras would receive a lump sum payment equal to three times his base salary and average of his three most recent cash bonuses. Severance payments upon change-in-control would be grossed-up for the excise tax during the three-year term.

      Mr. Mahanes retired from his employment with the Corporation effective August 1, 2003. In connection with Mr. Mahanes’ agreement to postpone his retirement from August 1, 2002 to August 1, 2003 and to serve as the interim Chief Operating Officer of the Corporation’s Metalworking Services and Solutions Group during that extended employment period, the Corporation has an arrangement with Mr. Mahanes pursuant to which the Corporation agrees to pay to Mr. Mahanes a quarterly fee of $48,750 during the four-year period from August 1, 2003 to July 31, 2007. Consistent with the Corporation’s executive and management compensation plans, as described in the “Report of the Compensation Committee of the Board of Directors” appearing in this Proxy Statement, for fiscal year 2003 through the date of Mr. Mahanes’ retirement, Mr. Mahanes received only basic compensation and the Corporation did not award any equity compensation or bonus to Mr. Mahanes.

Stock Options

      The following table sets forth information concerning options granted to the Named Executive Officers during the fiscal year ended June 30, 2003:

Option Grants in Last Fiscal Year

	Number of
	Securities	% of Total
	Underlying	Options	Exercise or		Grant Date
	Options	Granted in	Base Price	Expiration	Present
Name	Granted(#)(1)	Fiscal Year	($/share)	Date	Value($)(2)

Markos I. Tambakeras	70,000 (3)	7.1068	36.150	2012	725,676
Stanley B. Duzy, Jr.	25,000	2.5381	29.805	2012	213,680
F. Nicholas Grasberger, III	25,000	2.5381	29.805	2012	213,680
H. Patrick Mahanes, Jr.	—	—	—	—	—
Michael P. Wessner	25,000	2.5381	29.805	2012	213,680

(1)	Options with respect to the Corporation’s Capital Stock were granted with an exercise price equal to the fair market value of the Capital Stock on the date of grant. These options vest in three equal, annual amounts on the first three anniversaries of the date of grant, however, certain of these options also provide for accelerated vesting in two years if certain performance goals are achieved.

(2)	Based on the Black-Scholes Option Valuation model, adjusted for dividends to determine grant date present value of the options. The Corporation does not advocate or necessarily agree that the Black-Scholes model properly reflects the value of an option. The assumptions used in calculating the option value with respect to the Corporation’s Capital Stock include the following: a risk-free interest rate of 3.3% (the rate applicable to a five-year treasury security at the time of the awards); a dividend yield of 2.1% (the annualized yield at the date of grant); volatility of 34.2% (calculated using daily stock returns for the Capital Stock for the five-year period preceding the option award); and an exercise price equal to the fair market value of the Capital Stock on the date of grant. The value of these options under the Black-Scholes model of option valuation applying the preceding assumptions is $9.426 per share.

(3)	Represents options granted to Mr. Tambakeras in connection with his employment agreement effective July 1, 2002, the details of which are discussed in footnote (7) to the Summary Compensation Table and under “Employment Agreements and Termination of Employment and Change-in-Control Arrangements” appearing above in this Proxy Statement.

      The following table sets forth information concerning options to purchase the Corporation’s Capital Stock held by the Named Executive Officers:

Aggregated Option Exercises in Last Fiscal Year

and Fiscal Year-End Option Values

Number of
			Securities	Value of
			Underlying	Unexercised
			Unexercised	In-the-Money
			Options at Fiscal	Options at Fiscal
			Year End(#)	Year End($)
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	on Exercise(#)	Realized($)	Unexercisable	Unexercisable

Markos I. Tambakeras	—	—	240,001/129,999	$1,488,381/$156,181
Stanley B. Duzy, Jr.	—	—	25,000/40,000	$113,675/$147,731
F. Nicholas Grasberger, III	—	—	33,334/51,666	$239,903/$220,822
H. Patrick Mahanes, Jr.	—	—	213,400/15,000	$1,401,074/$46,856
Michael P. Wessner	—	—	21,667/43,333	$75,981/$138,863

Retirement Benefits

      The following table indicates, for purposes of illustration, the approximate annual retirement benefits that would be payable at the present time (assuming retirement at age 65) on a straight life annuity basis pursuant to the Kennametal Inc. Retirement Income Plan and the Supplemental Executive Retirement Plan under various assumptions as to salary, bonus and years of service to employees in higher salary classifications. The amounts shown in the table below have been adjusted for Social Security and are not subject to any deductions for Social Security or other offset amount.

Pension Plan Table

Annualized
Covered
Compensation	Estimated Annual Benefit Upon Retirement With Years of Credited Service Indicated

	10	15	20	25	30	35

$100,000	$40,000	$45,000	$50,000	$55,000	$60,000	$65,000
200,000	80,000	90,000	100,000	110,000	120,000	130,000
400,000	160,000	180,000	200,000	220,000	240,000	240,000
600,000	240,000	270,000	300,000	330,000	360,000	390,000
800,000	320,000	360,000	400,000	440,000	480,000	520,000
1,000,000	400,000	450,000	500,000	550,000	600,000	650,000
1,200,000	480,000	540,000	600,000	660,000	720,000	780,000
1,400,000	560,000	630,000	700,000	770,000	840,000	910,000

      As of June 30, 2003, the credited years of service under the Retirement Income Plan for the Named Executive Officers were approximately: Markos I. Tambakeras, 4 years; Stanley B. Duzy, Jr., 4 years; F. Nicholas Grasberger, III, 3 years; H. Patrick Mahanes, Jr., 18 years and Michael P. Wessner, 2 years.

      Annualized Covered Compensation is the Named Executive Officer’s base salary as of June 30, 2003 plus the average annual bonus over the past three fiscal years. The Named Executive Officer’s base salary as of June 30, 2003 may differ from the base salary shown in the Summary Compensation Table for fiscal year 2003. Additionally, Annualized Covered Compensation does not include certain special bonus amounts or the 25% premium awarded pursuant to the Performance Bonus Stock Plan for any portion of a bonus paid in shares of Capital Stock or stock credits. Both the special bonus amounts and the 25% premium are included in the bonus amount shown in the Summary Compensation Table.

      Annualized Covered Compensation as of June 30, 2003, for purposes of the retirement benefits under the Retirement Income Plan and the Supplemental Executive Retirement Plan for the Named Executive Officers, is as follows: Markos I. Tambakeras, $1,052,567; Stanley B. Duzy, Jr., $351,667; F. Nicholas Grasberger, III; $391,667; H. Patrick Mahanes, Jr., $424,357; and Michael P. Wessner, $329,933.

EQUITY COMPENSATION PLAN INFORMATION

      The Kennametal Inc. Stock Option and Incentive Plan of 1992 (the “1992 Plan”) provides for the granting of nonstatutory and incentive stock options and certain share awards. The Kennametal Inc. Stock Option and Incentive Plan of 1996 (the “1996 Plan”) provides for the granting of nonstatutory and incentive stock options and certain share awards. The Kennametal Inc. 1999 Stock Plan (the “1999 Stock Plan”) is a non-shareowner approved plan that provides for the granting of nonstatutory stock options and certain share awards. This plan was implemented in connection with the hiring of new employees and was not submitted for shareowner approval because the New York Stock Exchange at that time permitted the listing of shares under non-shareowner approved plans for stock awards to new employees and other limited circumstances. The Kennametal Inc. Stock Option and Incentive Plan of 1999 (the “1999 Plan”) provides for granting nonstatutory and incentive stock options and share awards. Although options are still outstanding under the 1992 Plan, 1996 Plan, 1999 Stock Plan and 1999 Plan, no further grants may be made under these plans.

      In 2002, the shareowners approved the Kennametal Inc. Stock and Incentive Plan of 2002 (the “2002 Plan”), which provides for the granting of nonstatutory and incentive stock options and certain share awards covering 1,750,000 shares of the Corporation’s Capital Stock. Under the 2002 Plan, the price at which shares covered by an option may be purchased must not be less than the fair market value of such shares at the time the option is granted. The purchase price must be paid in full at the time of exercise either in cash or, in the discretion of the Committee administering the plan, by delivering shares of the Corporation’s Capital Stock or a combination of shares and cash having an aggregate fair market value equal to the purchase price.

      The Kennametal Inc. Employee Stock Purchase Plan (“ESPP”) provides for the issuance of not more than 1,500,000 shares. The ESPP provides employees with the opportunity to purchase shares of the Corporation’s Capital Stock at 85% of the fair market value and is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code.

      The Kennametal Thrift Plan (“Thrift Plan”) and the Greenfield Industries Inc. Retirement Income Savings Plan (“Greenfield Plan”) provide for the issuance of not more than 1,500,000 shares. The Thrift Plan and the Greenfield Plan are defined contribution employee benefit plans, established to encourage investment and savings for eligible employees of the Corporation and certain subsidiaries and to provide a method to supplement their retirement income benefits. The Thrift Plan and the Greenfield Plan provide these employees the opportunity to defer a portion of their annual compensation for federal income tax purposes in accordance with Section 401 of the Internal Revenue Code, as amended (the Code). The Corporation may match a portion of the contribution in cash or Capital Stock. The Thrift Plan and the Greenfield Plan are subject to certain provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

      The Corporation’s Performance Bonus Stock Plan of 1995 (“Bonus Stock Plan”) provides for the issuance of not more than 750,000 shares. The Bonus Stock Plan provides that certain performance-based bonus compensation plans for management and/or senior executives are eligible for participation in the Bonus Stock Plan (“Management Performance Bonus Plan”). Each participant in a Management Performance Bonus Plan may elect to receive Capital Stock or stock credits in lieu of a cash bonus. Pursuant to the

Bonus Stock Plan, any portion of a bonus paid in shares of Capital Stock or in stock credits is increased by up to 25% of that value.

      The Corporation’s Directors Stock Incentive Plan provides for the issuance of not more than 200,000 shares. The plan allows any non-employee director to elect to receive shares of the Corporation’s Capital Stock at their then current fair market value in lieu of all or a portion of any consideration payable for services as a director that is not deferred pursuant to the Corporation’s Deferred Fee Plan for Outside Directors.

      The following table sets forth information concerning the Corporation’s equity compensation plans as of June 30, 2003:

Number of Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued Upon	Weighted Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights	Reflected in Column A)

	A	B	C (1)
Equity compensation plans approved by shareowners(2)	3,657,667	$33.54	3,518,401
Equity compensation plans not approved by shareowners(3)	339,000	$26.24	—
TOTAL	3,996,667	$32.92	3,518,401

(1)	No further grants will be made from: (i) the 1992 Plan, (ii) the 1996 Plan; (iii) the 1999 Plan; and (iv) the 1999 Stock Plan.

(2)	These plans consist of: (i) the 1992 Plan; (ii) the 1996 Plan; (iii) the 1999 Plan; (iv) the 2002 Plan; (v) the ESPP; and (vi) the Bonus Stock Plan. The number of securities available for future issuance under the 2002 Plan, the ESPP and the Bonus Stock Plan (excluding securities to be issued upon exercise of outstanding options, warrants or rights) is 1,703,042, 1,434,235 and 374,392, respectively.

(3)	The 1999 Stock Plan and Directors Stock Incentive Plan are non-shareowner approved plans. The number of securities available for future issuance under the Directors Stock Incentive Plan (excluding securities to be issued upon exercise of outstanding options, warrants or rights) is 106,732. No further grants may be made under the 1999 Stock Plan.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

EXECUTIVE COMPENSATION PHILOSOPHY

      Executive and managerial compensation programs at the Corporation are designed and implemented with certain guiding principles in mind:

•	To link the interests of executives and managers to the interests of the shareowners and other potential investors.

•	To provide incentives for working toward increasing the market value of the Corporation’s stock and to increase shareowner value through achieving financial and business objectives.

•	To provide incentives for strategic vision and decision-making that will promote the longer-term health and viability of the Corporation.

•	To provide incentives for innovation, quality management, responsiveness to customer needs, value-added products and services, and an action-oriented approach to opportunities in the marketplace.

•	To attract and retain individuals with the leadership and technical skills required to carry the Corporation forward into the future, given the belief that the Corporation’s human resources can provide a competitive advantage in the marketplace.

•	To tie compensation to achievement of strong results.

GENERAL COMPENSATION PLAN DESIGN

      Executive and management compensation plans consist of (1) a long-term element, (2) annual performance rewards, (3) basic compensation, and (4) stock ownership guidelines.

•	The primary vehicles for providing long-term incentives are the Corporation’s stock option plans and a limited participation restricted stock grant plan, with vesting of restricted stock dependent on an annual schedule and performance metrics. The belief is that key executives and certain managers should hold stock and stock options in such quantities as to provide an incentive to make decisions and take actions that will enhance the performance of the Corporation and increase its value. The interests of shareowners and executives are tied together by the market value of the stock.

•	Annual performance rewards include a management performance bonus plan and annual base salary merit increases.

—	The Prime Bonus Plan for executives and managers is designed to closely tie bonus awards to corporate performance, unit performance, and individual contributions, relative to the Corporation’s business plans and strategies. The Prime Bonus Plan is also intended to maintain management compensation at a competitive level, as indicated by published compensation surveys.

—	The annual Base Salary Merit Increase Review for executives and managers provides rewards for more qualitative achievements in innovation, quality, service to the customer and leadership. Consideration is given to competitive salary increases that are being awarded by other industrial firms, as indicated by published salary surveys. During the period from November 1, 2001 to October 31, 2002, this review process was suspended temporarily due to adverse business conditions. In addition, during this period, due to the economic and business environment, Kennametal officers voluntary accepted a reduction in pay. Their salaries, with the exception of Mr. Tambakeras (as noted below), were re-instated to their pre-reduction levels on November 1, 2002.

•	Basic compensation for executives, including the Chief Executive Officer, is intended to be competitive in the employment market and is designed to attract, retain and motivate high-quality individuals. Basic compensation includes base salary, flexible and fixed-benefit plans, minor executive perquisites and the Supplemental Executive Retirement Plan.

•	In 1995, executive stock ownership goals were established by the Chief Executive Officer, ratified by the Board of Directors Committee on Executive Compensation (the predecessor of the Compensation Committee) and presented to the Board of Directors. In 2001, executive stock ownership goals were strengthened and stock ownership goals were extended to certain other managers. In 2002, the following Stock Ownership Guidelines were established for the amount of stock that executives (as a multiple of base salary) and directors (as a multiple of retainer) should hold:

Stock Ownership Guidelines
	Multiple	Time to Attain

Chief Executive Officer	4X	5 years
Corporate Vice Presidents	1.5X – 3X	5 years
Other Corporate Executives subject to the guidelines	1X	5 years

Director Stock Ownership Guidelines

	Multiple	Time to Attain

Non-Employee Directors	4X	5 years

      Executives and directors are required to achieve applicable ownership requirements within 5 years of becoming subject to each such requirement. Shares that are either owned directly (including restricted shares of Common Stock) or indirectly through savings plans sponsored by Kennametal Inc. are included in determining whether an individual attains the minimum ownership guidelines. Shares that are subject to unexercised stock options are not included.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

•	Markos I. Tambakeras became Chairman of the Board on July 1, 2002 and President and Chief Executive Officer on July 1, 1999.

•	Pursuant to his employment agreement, Mr. Tambakeras is entitled to a minimum annual base salary of $780,000, which at Mr. Tambakeras’s request, was temporarily reduced to $634,500 from November 1, 2001 to June 30, 2003.

•	Under the plan design of the Prime Bonus Plan for fiscal 2003, a bonus pool was calculated by management and approved by the Compensation Committee. Based on specific personal achievements, which included, among others, the Company’s performance relative to the financial, operational and strategic objectives agreed upon at the start of the fiscal year, the Committee approved a bonus award of $167,700 for Mr. Tambakeras pursuant to the terms of his employment agreement with the Corporation.

COMPENSATION OF EXECUTIVE OFFICERS

•	Stock options and/or restricted stock were awarded to certain executive officers during the course of the 2003 fiscal year for the purpose of providing an incentive for managing the continuing performance and value of the Corporation. The awards, as recommended by Mr. Tambakeras, were approved by the Compensation Committee.

•	Individual executive officer bonus awards were determined by corporate, unit and individual performance, as recommended by Mr. Tambakeras, and were approved by the Compensation Committee.

Compensation Committee:

Richard C. Alberding, Chair
Ronald M. DeFeo
A. Peter Held
Aloysius T. McLaughlin, Jr.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

      The Audit Committee is composed of five directors. The Board of Directors, in its business judgment, has determined that all of the members of the Audit Committee are “independent” in accordance with the applicable sections of the NYSE’s existing and proposed listing standards and U.S. Securities and Exchange Commission (“SEC”) regulations.

      On April 29, 2003, the Board of Directors amended and restated the written charter for the Audit Committee, a copy of which is attached as Appendix I to this Proxy Statement. The amended and restated charter complies with the applicable sections of the NYSE’s existing and proposed listing standards and SEC regulations.

      In accordance with its written charter, the Audit Committee’s purpose is to assist the Board in its oversight of: the quality and integrity of the financial statements of the Corporation; the compliance by the Corporation with legal and regulatory requirements; the performance, qualifications and independence of the Corporation’s independent public accountants; and the performance of the Corporation’s internal audit function. In addition, the Audit Committee has the sole authority to appoint, retain, terminate and replace the Corporation’s independent public accountants, subject to shareowner ratification with respect to retention at the next regularly scheduled annual meeting of shareowners. The Audit Committee’s duties and responsibilities are stated more fully in its written charter.

      Management is responsible for the financial reporting process, including, with the assistance of the Corporation’s internal audit function, the system of internal controls, and for the preparation and presentation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for planning and carrying out a proper audit of these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to provide oversight to these processes. The Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. In fulfilling its oversight capacity, the Audit Committee relies, without independent verification, on the information provided to it, the representations made by management and the independent auditors and the report of the independent auditors.

      Anyone, including the Corporation’s employees, who has a complaint or concern regarding the Corporation’s accounting, internal auditing controls or auditing matters may communicate that complaint or concern to the Audit Committee by sending correspondence in care of the Vice President, Secretary and General Counsel, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231, or by calling the Corporation’s toll-free HELPLINE (1-877-781-7319), which can be utilized, on a confidential and anonymous basis, twenty-four (24) hours a day.

      The Audit Committee held ten meetings in fiscal year 2003. During these meetings, the Audit Committee discussed with management, the internal auditors and PricewaterhouseCoopers LLP (“PwC”), independent auditors, the quality and adequacy of the Corporation’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing and the results of internal audit examinations. The Audit Committee also reviewed with both PwC and the internal auditors their audit plans, audit scope and identification of audit risks, and met separately with PwC and with the internal auditors, without management present, to discuss the results of their examinations, their evaluations of the Corporation’s internal controls and the overall quality of the Corporation’s financial reporting. The Audit Committee reviewed the interim financial information contained in each quarterly earnings announcement in fiscal year 2003 and discussed this information with PwC and with the Corporation’s Chief Financial Officer and Controller prior to release. The Audit Committee also reviewed and discussed with both management and PwC the audited financial statements for the year ended June 30, 2003 prior to release.

      The discussions with PwC included the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, relating to communica-

tion with audit committees. The Audit Committee received from PwC written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1, describing all relationships between the auditors and the Corporation that might bear on the auditors’ independence, and discussed with PwC the auditors’ independence.

      Based on these reviews and these meetings, discussions and reports, the Audit Committee recommended to the Board of Directors that the Corporation’s audited consolidated financial statements be included in the Corporation’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, for filing with the SEC. The Audit Committee has, subject to shareowner ratification at the 2003 Annual Meeting of Shareowners, retained PwC as the Corporation’s independent auditors for the fiscal year ending June 30, 2004.

Audit Committee:

Kathleen J. Hempel, Chair
Ronald M. DeFeo
A. Peter Held
Aloysius T. McLaughlin, Jr.
Lawrence W. Stranghoener

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

      The following graph compares cumulative total shareowner return on the Corporation’s Capital Stock with the cumulative total shareowner return on the common equity of the companies in the Standard & Poor’s Mid-Cap 400 Market Index (the “S&P Mid-Cap”), and a peer group of companies determined by the Corporation (“Peer Group”) for the period from July 1, 1998 to June 30, 2003.

      The Peer Group consists of the following companies: Allegheny Technologies Incorporated; Danaher Corp.; Eaton Corp.; Ingersoll-Rand Company; Lincoln Electric Holdings Inc.; Parker-Hannifin Corp.; Precision Castparts Corp.; SPS Technologies, Inc.; Timken Co.; and UNOVA, Inc. The Corporation created the Peer Group for benchmarking its sales and earnings growth, return on invested capital, profitability and asset management.

Comparison of 5 Year Cumulative Total Return

Assumes Initial Investment of $100
June 2003

	1998	1999	2000	2001	2002	2003

Kennametal Inc.	$100.00	$76.39	$54.14	$95.40	$96.27	$90.85
S&P Mid-Cap 400	$100.00	$117.17	$137.04	$149.20	$142.17	$141.13
Peer Group	$100.00	$135.219	$102.878	$121.228	$138.324	$137.922

      The above graph assumes a $100 investment on July 1, 1998, in each of Kennametal Inc. Capital Stock, the S&P Mid-Cap, the Peer Group and further assumes the reinvestment of all dividends.

PRINCIPAL HOLDERS OF VOTING SECURITIES

      The following table sets forth each person or entity who may be deemed to have beneficial ownership of more than 5% of the outstanding Capital Stock of the Corporation based upon information publicly available as of June 30, 2003.

		Percent of
	Number of	Outstanding
Name and Address	Shares	Capital Stock(1)

Fidelity Management & Research Co.	4,454,382	12.6
82 Devonshire Street
Boston, MA 02109
Janus Capital Group	2,371,465	6.7
100 Fillmore Street, 2nd Floor
Denver, CO 80206
Primecap Management Co.	1,939,940	5.5
225 South Lake Avenue, Suite 400
Pasadena, CA 91101

(1)	Based on the number of shares outstanding as of September 9, 2003.

INDEPENDENT AUDITORS

Ratification of the Selection of the Independent Auditors

      The Audit Committee has elected to retain PricewaterhouseCoopers LLP as the Corporation’s independent auditors for the fiscal year ending June 30, 2004. At the Annual Meeting, the shareowners will be asked to ratify that selection. Unless otherwise directed by the shareowners, proxies will be voted in favor of the ratification of the selection of PwC as the Corporation’s independent auditors for the fiscal year ending June 30, 2004.

      Representatives of PwC attended nine of the ten meetings of the Audit Committee held during fiscal year 2003. The Audit Committee reviewed the non-audit services provided by PwC to the Corporation in fiscal 2003. Based on that review, the Audit Committee considered whether the provision of the non-audit services by PwC was compatible with maintaining the independence of PwC.

      The Audit Committee preapproves the terms of all auditing and non-auditing services that the Corporation’s independent auditors or an affiliate of the independent auditors are permitted to render under the Securities Exchange Act and applicable SEC regulations, subject to the de minimis exceptions thereunder with respect to the preapproval of non-audit services. The Audit Committee may delegate preapproval authority to one or more of its members. The member(s) to whom such authority is delegated must present any preapproval decisions to the Audit Committee at its next scheduled meeting for ratification.

      Representatives of PwC will attend the annual meeting, and will be available to make a statement at the meeting if they wish. They also will be available to respond to appropriate questions from shareowners in accordance with the rules of the meeting.

      The Board of Directors unanimously recommends a vote FOR the ratification of PwC as the Corporation’s independent auditors for the fiscal year ending June 30, 2004.

Dismissal of Arthur Andersen

      On April 30, 2002, upon the joint recommendation of management and the Audit Committee, the Board of Directors of the Corporation ratified the dismissal of Arthur Andersen as the Corporation’s independent auditors following the completion by Arthur Andersen of its review report on the financial statements of the Corporation for the quarter ended March 31, 2002, and also ratified the selection of PwC as independent auditors for fiscal year ending June 30, 2002. This change in independent auditors became effective on May 14, 2002.

      In connection with the audits for the fiscal years ended June 30, 2000 and 2001 and through May 14, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Arthur Andersen, would have caused Arthur Andersen to make reference thereto in its report on financial statements of the Corporation for such time periods. Also, during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of the Regulation S-K.

      Arthur Andersen’s reports on the financial statements of the Corporation for the fiscal years ended June 30, 2000 and 2001 neither contained an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

      During the Company’s fiscal years ended June 30, 2000 and 2001, and the subsequent interim period through May 14, 2002, the Company did not consult with PwC regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of the Regulation S-K.

Fees and Services

      During fiscal years 2002 and 2003, PwC billed the Corporation and its subsidiaries the following fees for its services:

	Fiscal 2003	Fiscal 2002

Audit Fees(1)	$1,670,591	$904,228
Audit-Related Fees(2)	$660,616	$104,650
Tax Fees(3)	$585,318	$421,238
All Other Fees(4)(5)	$15,267	$17,641
TOTAL	$2,931,792	$1,447,757

(1)	These fees relate to services provided for the audit of the consolidated financial statements, subsidiary and statutory audits, the issuance of consents and assistance with the review of documents filed with the SEC. The 2003 fees include audit fees related to the Widia acquisition as well as subsidiary and statutory audits that were not included in 2002 as a result of the change in independent auditors in 2002.

(2)	These fees relate primarily to services provided in connection with the Widia acquisition in 2003 and employee benefit plan and pension audits in 2002 and 2003.

(3)	These fees relate primarily to tax compliance services, tax planning advice, tax preparation services for employees on international assignments and tax audit assistance.

(4)	These fees relate primarily to other services provided to foreign subsidiaries of the Corporation, including legal and human resources benefits assistance, all of which were provided prior to May 6, 2003.

(5)	The Corporation did not engage PwC to provide advice regarding, and was not billed by PwC for any fees in respect of, financial information systems design and implementation during fiscal year 2003 or 2002.

      As previously reported in last year’s Proxy Statement, during fiscal 2002, Arthur Andersen billed the Corporation and its subsidiaries the following fees for its services:

•	Audit Fees: The aggregate fees billed for the audit of the Corporation’s annual financial statements for fiscal 2002 and reviews of quarterly unaudited financial statements were approximately $361,731.

•	Financial Information Systems Design and Implementation Fees: The aggregate fees billed for information technology services were approximately $225,222.

•	All Other Fees: The aggregate of all other fees billed were approximately $1,202,374.

FORM 10-K ANNUAL REPORT TO THE

SECURITIES AND EXCHANGE COMMISSION

      Copies of the Annual Report (Form 10-K) of the Corporation for the fiscal year ended June 30, 2003 as filed with the Securities and Exchange Commission were mailed to shareowners with this Proxy Statement. A shareowner may obtain a copy of the Annual Report without charge by writing to: Chief Financial Officer, Kennametal Inc., 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231.

OTHER MATTERS

      The Corporation knows of no other matters to be presented for action at the Annual Meeting. However, the enclosed form of proxy confers discretionary authority with respect to the transaction of any other business that may properly come before the meeting. If any other matters should properly come before the meeting, it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with their best judgment.

Solicitation of Proxies

      The Corporation will pay the expense in connection with the printing, assembling and mailing of the notice of meeting, this Proxy Statement and the accompanying form of proxy to the owners of Capital Stock of the Corporation. In addition to the use of the mails, proxies may be solicited by directors, officers or employees of the Corporation personally or by telephone, facsimile, the Internet or other means of communication. The Corporation may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals and will reimburse such persons for their expense in so doing. In addition, the Corporation has retained the services of Georgeson Shareholder Communications Inc., a professional soliciting organization, to assist in soliciting proxies from brokerage houses, custodians, nominees, other fiduciaries and other shareowners of the Corporation. The fees and expenses of that firm in connection with such solicitation are not expected to exceed $35,000.

      SEC regulations permit the Corporation to deliver a single annual report, Proxy Statement, Proxy Statement combined with a prospectus, or any information statement to any household at which two or more registered shareowners have the same last name and address, unless the Corporation has received contrary instructions from one or more of the shareowners. The Corporation will continue to include a separate proxy card for each registered shareowner account.

      Separate copies of the documents listed above will be delivered promptly by the Corporation to a shared address upon the written request of a shareowner to Kennametal Inc., Attention: Secretary, 1600 Technology Way, P.O. Box 231, Latrobe, Pennsylvania 15650-0231 or by calling (724) 539-6578.

      If the shareowner wishes to receive a single copy of the documents listed above at a shared address in the future or if the shareowner wishes to receive separate copies of the documents listed above in the future, contact Mellon Investor Services as indicated below:

      By Phone: 1-800-756-3353

      By Internet: http://www.melloninvestor.com

Shareowner Proposals and Nominating Procedures

      Shareowners who intend to submit a proposal for inclusion in the Corporation’s 2004 Proxy Statement for consideration at the Annual Meeting of the Shareowners of the Corporation expected to be held in October 2004, must submit such proposal to the attention of the Secretary of the Corporation at the address of its executive offices no later than May 1, 2004. Any such proposal must comply with Rule 14a-8 of

Regulation 14A of the proxy rules of the Securities and Exchange Commission and must contain certain information specified in the By-Laws of the Corporation.

      The By-Laws of the Corporation require that all shareowner proposals to be submitted at the Annual Meeting but not included in the Corporation’s Proxy Statement be submitted to the Secretary of the Corporation at the address of its executive offices no earlier than May 1, 2004 and prior to July 1, 2004, together with certain information specified in the By-Laws. The By-Laws of the Corporation also require that nominations for directors to be elected at the 2004 Annual Meeting, other than those made by the Board of Directors, be submitted to the Secretary of the Corporation no earlier than May 1, 2004 and prior to July 1, 2004. The By-Laws require that notice of such nominations contain certain information regarding the nominee and certain information regarding the nominating shareowner. Any shareowner may obtain a copy of the applicable By-Law from the Secretary of the Corporation upon written request.

Compliance With Section 16(a) of the Exchange Act

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation’s officers and directors, and persons who own more than ten percent of a registered class of the Corporation’s equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the NYSE. Officers, directors and greater than ten percent shareowners are required by SEC regulation to furnish the Corporation with copies of all Forms 3, 4 and 5 they file.

      Based solely on the Corporation’s review of the copies of such forms it has received and information furnished by these parties, the Corporation believes that all its officers, directors and greater then ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions in securities of the Corporation in fiscal year 2003.

Appendix I

Kennametal Inc.

AMENDED AND RESTATED
AUDIT COMMITTEE CHARTER

Purpose

      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Kennametal Inc. (the “Company”) is to:

      1. Assist the Board in its oversight of:

(a)	the quality and integrity of the financial statements of the Company.

(b)	the compliance by the Company with legal and regulatory requirements.

(c)	the performance, qualifications and independence of the Company’s independent public accountants (“Outside Auditor”).

(d)	the performance of the Company’s internal audit function as conducted through the Director, Internal Audit and Risk Management (the “General Auditor”).

2.	Prepare the report required to be included in the Company’s annual proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

3.	Provide an open avenue of communication between the Outside Auditor, the General Auditor, the Board and management.

Committee Membership

      The Committee shall be comprised of at least three (3) members of the Board, each of whom shall be:

1.	Independent, in accordance with the Company’s Corporate Governance Guidelines.

2.	Financially literate, as that qualification is interpreted by the Board, or become financially literate within a reasonable period of time after his or her appointment to the Committee.

      At least one member of the Committee shall be an “audit committee financial expert,” within the time periods established by the New York Stock Exchange, as such term is defined by the SEC. Notwithstanding the above, each member of the Committee shall meet the independence, experience and any other applicable requirements relevant to audit committee members, as and when required, of the New York Stock Exchange, the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations of the SEC and any other applicable regulatory authority.

      The members of the Committee shall be appointed by the Board on the recommendation of the Nominating/ Corporate Governance Committee. Committee members may be replaced by the Board. The Chair of the Committee shall be designated by the Board, or, if it does not do so, the Committee members shall elect a chairperson by vote of a majority of the full Committee.

      A member of the Committee may not serve on the audit committees of more than two (2) other public companies, unless the Board determines that such simultaneous service would not impair the member’s ability to effectively serve on the Committee, and such determination is disclosed in the Company’s annual proxy statement, as and when required under the listing standards of the New York Stock Exchange.

Meetings

      The Committee shall meet or hold telephonic meetings as often as it deems appropriate to discharge its duties and responsibilities, but not less frequently than four (4) times each year. The Committee shall meet periodically with management (including the Chief Executive Officer, Chief Financial Officer and General Counsel), the General Auditor and the Outside Auditor, together or in separate and private executive sessions, as appropriate, either as part of Committee meetings or otherwise. The Committee shall also meet privately in regularly scheduled executive sessions without the presence of any management, the General Auditor or the Outside Auditor. The Committee may request any officer or employee of the Company or the Company’s outside counsel or other advisor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Duties and Responsibilities

      The Committee shall:

          Oversight of the Outside Auditor

1.	Have the sole authority to appoint, retain, terminate and replace the Outside Auditor, subject to shareowner ratification with respect to retention at the next regularly scheduled annual meeting of shareowners.

2.	Be directly responsible for the compensation and oversight of the work of the Outside Auditor, including the resolution of disagreements between management and the Outside Auditor regarding financial reporting, for the purpose of preparing or issuing an audit report or performing other audit, review or attest services. The Outside Auditor shall report directly to the Committee and shall be ultimately accountable to the Board and the Committee.

3.	Have the sole authority to approve, and shall preapprove, the terms (including compensation) of all auditing services, including the providing of any comfort letters in connection with securities offerings, and the terms (including compensation) of any non-audit services which the Outside Auditor or an affiliate of the Outside Auditor are permitted to render under the Exchange Act, with preapproval of such non-audit services subject to the de minimis exceptions under the Exchange Act (which services must be approved prior to the completion of the audit).

4.	At least annually, obtain and review a report prepared by the Outside Auditor describing:

(a)	the Outside Auditor’s internal quality-control procedures.

(b)	any material issues raised by the most recent internal quality-control review, or peer review, of the Outside Auditor or by any inquiry or investigation by governmental or professional authorities, within the past five years, regarding one or more independent audits carried out by the Outside Auditor, and any steps taken to deal with any such issues.

(c)	an assessment of the Outside Auditor’s independence, including all relationships between the Outside Auditor and the Company and the disclosures regarding the Outside Auditor’s independence required by the Independence Board Standard No. 1, as in effect from time to time or as otherwise required by any rules of the Public Company Accounting Oversight Board.

5.	Review and evaluate the qualifications, performance and independence of the Outside Auditor and the lead partner of the Outside Auditor, including: (i) considering whether the Outside Auditor’s quality controls are adequate; (ii) considering whether the provision of permitted non-audit services is compatible with maintaining the Outside Auditor’s independence; (iii) considering the Outside Auditor’s impact on the accounting practices, internal controls and financial reporting of the Company; and (iv) taking into account the opinions of management and the General Auditor. The Committee shall present its conclusions regarding the Outside Auditor to the Board.

6.	Ensure the five-year rotation of the lead (or coordinating) audit partner of the Outside Auditor having primary responsibility for the audit and the audit partner responsible for reviewing the audit, as required by law. Ensure the rotation (seven (7) years of service followed by a two (2) year cooling off period) of all other “audit partners” of the Outside Auditor, as such term is defined by the SEC and as required by applicable law.

7.	Set clear hiring policies for any former or current employees of the Outside Auditor, taking into account the prohibitions under the Exchange Act.

8.	Review and discuss with the Outside Auditor, prior to the audit, the planning and staffing of the audit, including the scope of, and the audit procedures utilized in, the annual audit and quarterly reviews of the Company’s financial statements.

          Oversight of the General Auditor

1.	Review and concur in the appointment, replacement or dismissal of the head of the General Auditor function and the compensation package for such person.

2.	Evaluate, as it deems necessary or appropriate, the General Auditor function and its impact on the accounting practices, internal controls and financial reporting of the Company.

3.	Periodically review and discuss with the General Auditor, the Outside Auditor and management the responsibilities, budget and staffing of the Company’s internal audit function, and any recommendations with respect thereto.

4.	Periodically review and discuss with the General Auditor the scope of the annual internal audit plan and the results of completed internal audits.

          Oversight of Financial Statements, Internal Controls and Disclosures

1.	Periodically review and discuss with the Outside Auditor, the General Auditor, the Corporate Controller and management (including the Chief Executive Officer, Chief Financial Officer and General Counsel) (and, where required or appropriate, in separate executive sessions):

(a)	the Company’s annual and quarterly financial statements (including the notes thereto) before their release, including significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and changes in the Company’s selection or application of accounting principles.

(b)	the adequacy of the Company’s system of internal controls and any special audit steps adopted in light of material control deficiencies, and any recommendations with respect thereto.

(c)	the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements.

2.	Periodically review and discuss with the Outside Auditor:

(a)	the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties the Outside Auditor encountered in the course of its audit work, any restrictions on the scope of its audit activities or access to requested information, and any significant disagreements with management.

(b)	any accounting adjustments that were noted or proposed by the Outside Auditor but were “passed” as immaterial or otherwise; and any communications between the audit team and the Outside Auditor’s national office with respect to auditing or accounting issues presented by the engagement; and any “management” or “internal control” letter issued, or proposed to be issued, by the Outside Auditor to the Company.

(c)	any reports or letters issued by the Outside Auditor to the Committee or management letters issued to the Company.

3.	Obtain, review and discuss the reports required to be delivered to the Committee by the Outside Auditor on:

(a)	all critical accounting policies and practices used or to be used.

(b)	all alternative treatments of financial information within generally accepted accounting principles (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the Outside Auditor.

(c)	other material written communications between the Outside Auditor and management.

4.	Review disclosures made to the Committee by the Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

5.	Review and discuss with management financial risk exposures of the Company and management’s initiatives to monitor and control such exposures, including the Company’s guidelines and policies governing the process by which risk management and assessment is undertaken.

6.	Review and discuss generally with management earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally (i.e. discussion of the types of information to be disclosed and the type of presentation to be made).

7.	Based upon the review and discussions of the relevant matters described in the Committee’s report required by the rules and regulations of the SEC, recommend to the Board whether the audited financial statements of the Company should be included in the Company’s Annual Report on Form 10-K.

8.	Prepare the report required to be included in the Company’s annual proxy statement, in accordance with the rules and regulations of the SEC.

          Oversight of Compliance Matters

1.	Obtain and review reports from the Outside Auditor, the General Auditor and management that the Company and its subsidiary and foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Ethics and Conduct.

2.	Review affiliated party transactions.

3.	Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Ethics and Conduct.

4.	Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.

5.	Review and discuss with the Outside Auditors, the General Auditor and management any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.

6.	Obtain assurance from the Outside Auditor that Section 10A(b) of the Exchange Act concerning audit discoveries has not been implicated.

7.	Review and discuss with the General Counsel legal matters that may have a material impact on the Company’s financial statements or compliance policies.

Other Functions

      The Committee shall:

1.	Investigate any matter brought to its attention within the scope of its duties and responsibilities, as it deems necessary or appropriate.

2.	Have the authority to engage independent legal, accounting or other advisors, at the Company’s expense, as it deems necessary or appropriate.

3.	Determine, and the Company shall provide for, appropriate funding for payment of: (i) compensation to the Outside Auditor for the purpose of preparing or issuing an audit report or performing other audit, review or attest services; (ii) compensation to any advisors engaged by the Committee under 2. above; and (iii) ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

4.	Develop and adopt, where appropriate, policies and procedures for carrying out its duties and responsibilities.

5.	Perform an annual performance self-evaluation of the Committee, the results of which shall be submitted to the Nominating/ Corporate Governance Committee and the Board.

6.	Report to the Board on a regular basis and review with the Board any issues that arise with respect to: (i) the quality or integrity of the Company’s financial statements; (ii) the Company’s compliance with legal or regulatory requirements; (iii) the performance, qualifications and independence of the Outside Auditor; or (iv) the performance of the General Auditor.

7.	Have the authority to delegate any of its duties and responsibilities (or functions) to a subcommittee of the Committee consisting of one or more members, as appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Committee at its next scheduled meeting for ratification.

8.	Review and reassess its charter annually and recommend any changes to the Board for approval.

9.	Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate.

Limitation of the Committee’s Role

      Notwithstanding the duties and responsibilities of the Committee set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the Outside Auditor. Moreover, the designation of any member of the Committee as an “audit committee financial expert” does not: (i) impose on such person any duties, obligations or liabilities that are greater than the duties, obligations and liabilities imposed on any member of the Committee not so designated; (ii) deem such person an “expert” for any purpose, including without limitation for purposes of the Securities Act of 1933; and (iii) affect the duties, obligations or liabilities of any other member of the Committee or the Board.

ADOPTED: April 29, 2003

Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

I.	ELECTION OF DIRECTORS FOR TERMS TO EXPIRE IN 2006
VOTE FOR all nominees listed (except as marked to the contrary).	WITHHOLD AUTHORITY to vote FOR ALL NOMINEES listed	Nominees: 01 Ronald M. DeFeo, 02 William R. Newlin, and 03 Lawrence W. Stranghoener (Instruction: To withhold authority to vote for any INDIVIDUAL NOMINEE, write that nominee’s name on the line provided below):

	☐		☐

II.	RATIFICATION OF THE SELECTION OF AUDITORS			This Proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this Proxy will be voted FOR the election of the nominees in Item I above and FOR the ratification of the selection of auditors. The proxies are authorized to vote, in accordance with their judgment, upon such other matters as may properly come before the meeting and any adjournments thereof.	By checking the box to the right, I consent to future delivery of annual reports, proxy statements, prospectuses and other materials and shareholder communications electronically via the Internet at a webpage which will be disclosed to me. SEE FOOTNOTE BELOW*	☐
	FOR	AGAINST	ABSTAIN
	☐	☐	☐

Signature(s) ______________________________	Signature(s) ______________________________	Date _______________, 2003
SIGN EXACTLY AS ADDRESSED, BUT IF EXECUTED FOR A CORPORATION, MINOR, ETC. SIGN THAT NAME AND SIGNATURE AND CAPACITY OF AUTHORIZED SIGNOR.

^ FOLD AND DETACH HERE ^

*FOOTNOTE I understand that the Company may no longer distribute printed materials to me for any future shareholder meeting until such consent is revoked. I understand that I may revoke my consent at any time by contacting the Company’s transfer agent, Mellon Investor Services LLC, Ridgefield Park, NJ and that costs normally associated with electronic delivery, such as usage and telephone charges as well as any costs I may incur in printing documents, will be my responsibility.

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.eproxy.com/kmt

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR
Telephone
1-800-435-6710

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the Internet at www.kennametal.com

PROXY	PROXY

KENNAMETAL INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE
BOARD OF DIRECTORS OF THE CORPORATION

     The undersigned hereby appoints Markos I. Tambakeras, William R. Newlin and Larry D. Yost, and each of them with power of substitution in each, as proxies to represent the undersigned at the Annual Meeting of Shareowners of Kennametal Inc. to be held at the Quentin C. McKenna Technology Center, located at 1600 Technology Way (on Route 981 South), Latrobe, Unity Township, Pennsylvania, on Tuesday, October 28, 2003 at 2:00 p.m. (Eastern Time), and at any adjournments thereof, to vote the same number of shares and as fully as the undersigned would be entitled to vote if then personally present (including the power to vote cumulatively in the election of directors as explained in the Proxy Statement) in the manner directed by the undersigned as follows:

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES LISTED IN
ITEM I AND FOR THE RATIFICATION OF THE SELECTION OF AUDITORS IN ITEM II.

(over)
Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^
You can now access your Kennametal Inc. account online.
Access your Kennametal shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Kennametal, now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:
View account status View certificate history View book-entry information	View payment history for dividends Make address changes Obtain a duplicate 1099 tax form Establish/change your PIN
Visit us on the web at http://www.melloninvestor.com and follow the instructions shown on this page.
Step 1: FIRST TIME USERS – Establish a PIN

You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN.

The confidentiality of your personal information is protected using secure socket layer (SSL) technology.
  SSN or Investor ID
  Then click on the Establish PIN button
Please be sure to remember your PIN, or maintain it in a secure place for future reference.	Step 2: Log in for Account Access

You are now ready to log in. To access your account please enter your:
  SSN or Investor ID
  PIN
  Then click on the Submit button
If you have more than one account, you will now be asked to select the appropriate account.	Step 3: Account Status Screen

You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.
  Certificate History
  Book-Entry Information
  Issue Certificate
  Payment History
  Address Change
  Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time